Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Third Quarter 2021 Results

Irvine, CA, November 11, 2021 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company”) announces its financial results for the quarter ended September 30, 2021.

For the third quarter of 2021, the Company reported net earnings of $2.1 million, or $0.08 per diluted common share, and core earnings of $810 thousand, or $0.04 per diluted common share, as compared to net earnings of $1.6 million, or $0.08 per diluted common share, and core earnings of $4.4 million, or $0.21 per diluted common share, for the third quarter of 2020.

Core earnings (loss) is not considered an accounting principle generally accepted in the United States of America (“non-GAAP”). Core earnings (loss) is a financial measurement calculated by adjusting GAAP earnings before tax to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and legacy non-recurring expenses. The Company believes core earnings (loss) more accurately reflects the Company’s current business operations of mortgage originations. Core earnings (loss) adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than management’s determination of fundamental operating income (loss) that reflects the Company’s current business operations. See the discussion and reconciliation of non-GAAP core earnings (loss) further below under “Non-GAAP Financial Measures.”

Results of Operations	For the Three Months Ended			For the Nine Months Ended
(in thousands, except share data)	September 30,	June 30,	September 30,	September 30,	September 30,
(unaudited)	2021	2021	2020	2021	2020
Revenues:
Gain (loss) on sale of loans, net	$19,608	$10,693	$19,261	$50,432	$(7,451)
Servicing (expense) fees, net	(124)	(150)	(125)	(393)	3,733
Gain (loss) on mortgage servicing rights, net	101	(37)	(133)	102	(26,885)
Real estate services fees, net	244	478	332	932	1,018
Other	(11)	(4)	143	308	1,495
Total revenues, net	19,818	10,980	19,478	51,381	(28,090)
Expenses:
Personnel expense	12,685	11,964	11,186	39,574	39,624
Business promotion	2,185	1,770	104	5,146	3,307
General, administrative and other	4,927	5,882	4,828	15,991	18,418
Total expenses	19,797	19,616	16,118	60,711	61,349
Operating earnings (loss):	21	(8,636)	3,360	(9,330)	(89,439)
Other income (expense):
Net interest income	777	558	720	1,996	4,429
Change in fair value of long-term debt	(1,803)	1,417	(1,127)	638	3,701
Change in fair value of net trust assets	3,112	(2,141)	(1,349)	(702)	(4,596)
Total other income (expense)	2,086	(166)	(1,756)	1,932	3,534
Earnings (loss) before income taxes	2,107	(8,802)	1,604	(7,398)	(85,905)
Income tax expense (benefit)	21	62	4	63	55
Net earnings (loss)	$2,086	$(8,864)	$1,600	$(7,461)	$(85,960)
Other comprehensive earnings (loss):
Change in fair value of instrument specific credit risk	631	(538)	362	(1,574)	(525)
Total comprehensive earnings (loss)	$2,717	$(9,402)	$1,962	$(9,035)	$(86,485)

Diluted weighted average common shares	21,345	21,344	21,256	21,327	21,249
Diluted earnings (loss) per share	$0.08	$(0.42)	$0.08	$(0.37)	$(4.05)

Net earnings for the three months ended September 30, 2021 increased to $2.1 million as compared to $1.6 million for the three months ended September 30, 2020. The quarter over quarter increase in net earnings was primarily the result of $3.1 million in other income due to fair value gains on our net trust assets in the third quarter of 2021, as a result of a decrease in residual discount rates, partially offset by $1.8 million in fair value losses on our long-term debt due to an increase in fair value as a result of a decrease in the discount rate. The increase in net earnings was also a result of an increase in originations with gain on sale of loans, net increasing $347 thousand to $19.6 million for the three months ended September 30, 2021 as compared to a gain of $19.3 million during the same period in 2020.

Total expenses increased by $3.7 million, or 23%, to $19.8 million for the three months ended September 30, 2021, compared to $16.1 million for the comparable period in 2020. Personnel expense increased $1.5 million to $12.7 million for the three months ended September 30, 2021 as compared to the same period in 2020. The increase is related to an increase in originations during the third quarter of 2021 as well as the temporary pause in lending during 2020, which resulted in the furlough of certain employees and subsequent reduction in headcount. Although we continue to manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model, average headcount increased 20% for the three months ended September 30, 2021 as compared to the same period in 2020. In addition to the aforementioned increases in personnel expense, the increase is also the result of an industry wide escalation in the cost of production and operational talent, as well as the continued rebuild and expansion of our NonQM platform, which began in the fourth quarter of 2020.

Business promotion expense increased $2.1 million to $2.2 million for the three months ended September 30, 2021 as compared to $104 thousand for the same period in the prior year. The increase in business promotion is partially related to an increase in originations during the third quarter of 2021 in an effort to target NonQM production in the retail channel, continue to expand production outside of California and maintain our lead volume. Although we continue to source leads through digital campaigns, which allows for a more cost effective approach, the competitiveness within the California market has driven up advertising costs.

General, administrative and other expenses increased to $4.9 million for the three months ended September 30, 2021, compared to $4.8 million for the same period in 2020. The increase in general, administrative and other expenses was primarily due to a $96 thousand increase in data processing expense, a $45 thousand increase in insurance expense and a $41 thousand increase in occupancy expense. Partially offsetting the increase in general, administrative and other expenses was an $82 thousand decrease in other various general and administrative.

Origination Data
(in millions)
Total Originations	Q3 2021	Q2 2021	%	Q3 2020	%
Retail	$533.7	$514.2	4%	$412.3	29%
Wholesale	$148.9	$97.3	53%	$6.2	2302%
Total Originations	$682.6	$611.5	12%	$418.5	63%

NonQM Originations	Q3 2021	Q2 2021%
Retail	$53.5	$8.1	560%
Wholesale	$132.7	$92.5	43%
Total NonQM Originations	$186.2	$100.6	85%

During the third quarter of 2021, total originations were $682.6 million as compared to $611.5 million in the second quarter of 2021 and $418.5 million in the third quarter of 2020. The increase in originations as compared to the second quarter of 2021, was the result of our shift to focus on NonQM originations as a result of the increase in mortgage interest rates and margin compression seen in conventional originations which began in the first quarter of 2021. The increase in originations as compared to the third quarter of 2020, was the result of our temporary suspension of lending activities during 2020, due to uncertainty caused by the COVID-19 pandemic.

During the three months ended September 30, 2021, NonQM originations increased to $186.2 million, as compared to $100.6 million for the three months ended June 30, 2021 and none for the three months ended September 30, 2020. We re-engaged lending in the NonQM market during the fourth quarter of 2020, and have continued throughout 2021 rebuilding our third-party origination (“TPO”) NonQM team in anticipation of increasing mortgage interest rates and declining conventional margins in the second half of 2021. With the increase in mortgage interest rates and margin compression seen in conventional originations, we accelerated our pivot to NonQM in both our TPO and Retail channels.

The re-emergence of the NonQM market has been defined by products that fit within a much tighter credit box, which is where our NonQM originations have been historically. In the third quarter of 2021, our NonQM originations had a weighted average Fair Isaac Company credit score (FICO) of 754 and a weighted average LTV ratio of 67%. For the year ended December 31, 2020, our NonQM originations had a weighted average FICO of 730 and a weighted average LTV of 68%.

The mortgage servicing portfolio increased to $65.1 million at September 30, 2021 as compared to $30.5 million at December 31, 2020 and $0.8 million at September 30, 2020. We continue to sell whole loans on a servicing released basis to investors and selectively retain GNMA mortgage servicing.

The servicing portfolio generated net servicing expense of $124 thousand in the third quarter of 2021, as compared to net servicing expense of $125 thousand in the third quarter of 2020, as a result of the previous servicing sales in the second and third quarters of 2020. Despite the increase in UPB of the servicing portfolio during 2021, we continue to recognize a servicing expense related to interim subservicing and other servicing costs due to the small UPB of our servicing portfolio.

At September 30, 2021, cash decreased $12.0 million to $42.2 million from $54.2 million at December 31, 2020. Cash balances decreased primarily due to payment of operating expenses as well as an increase in warehouse line haircuts.

Summary Balance Sheet	September 30,	December 31,
(in thousands, except per share data)	2021	2020
ASSETS
Cash	$42,192	$54,150
Mortgage loans held-for-sale	275,544	164,422
Mortgage servicing rights	757	339
Securitized mortgage trust assets	1,727,736	2,103,269
Other assets	44,279	47,126
Total assets	$2,090,508	$2,369,306

LIABILITIES & STOCKHOLDERS' EQUITY
Warehouse borrowings	$261,464	$151,932
Debt	66,458	64,413
Securitized mortgage trust liabilities	1,707,494	2,086,557
Other liabilities	47,810	50,753
Total liabilities	2,083,226	2,353,655
Total equity	7,282	15,651
Total liabilities and stockholders’ equity	$2,090,508	$2,369,306

Book value per share	$0.34	$0.74
Tangible Book value per share	$0.34	$0.74

As previously disclosed by the Company in connection with the Timm, et al v Impac Mortgage Holdings, Inc. litigation, on July 15, 2021, the Maryland Court of Appeals affirmed the decision of the Circuit Court (and the Court of Special Appeals) in granting summary judgment in favor of the plaintiffs. Accordingly, the 2009 amendments to the Preferred B Articles Supplementary were not validly adopted and therefore the 2004 Preferred Articles Supplementary remain in effect. In accordance with the Circuit Courts original order, the Company will be required to pay the three quarters of dividends on the Preferred B stock under the 2004 Preferred B Articles Supplementary (approximately $1.2 million, which had been previously accrued for). In addition, as required by the Circuit Courts original order, the Company held a special meeting of the holders of the Preferred B stock on October 13, 2021 for the election of two directors to the Company’s board. Due to a quorum not being reached, the meeting was adjourned until November 23, 2021.

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., stated, “The Company’s return to profitability was largely attributable to the performance of our NonQM activities. Originations within this segment of our business, across our direct to consumer and business-to-business channels, increased by more than 85% from the second quarter to the third quarter of 2021, and our locked pipeline approached $200 million at the end of October vs only $10 million at the end of 2020. The resiliency of our NonQM franchise remains one of the Company’s core strengths and will enable the Company to capitalize on expanding the addressable market for alternative products.”

Non-GAAP Financial Measures

This release contains core earnings (loss) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Core earnings (loss) and core earnings (loss) per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.

Net earnings (loss) includes certain fair value adjustments and mark-to-market of MSRs, which are non-cash items, and non-recurring expense that are not related to current operating results. Core earnings (loss), is considered a non-GAAP financial measurement. Although we are required by GAAP to record these fair value adjustments and mark-to-market values, management believes core earnings (loss) is more useful to discuss the ongoing and future operations of the Company because by excluding non-cash items that fluctuate due to market rates, inputs or assumptions, this financial metric reflects the Company’s current business operations of mortgage originations. The tables below provide a reconciliation of non-GAAP core earnings (loss) and per share non-GAAP core earnings (loss) to GAAP net earnings (loss):

	For the Three Months Ended			For the Nine Months Ended
Core Earnings (Loss)	September 30,	June 30,	September 30,	September 30,	September 30,
(in thousands, except per share data)	2021	2021	2020	2021	2020
Net earnings (loss) before tax:	$2,107	$(8,802)	$1,604	$(7,398)	$(85,905)

Change in fair value of mortgage servicing rights	(150)	11	115	(190)	22,608
Change in fair value of long-term debt	1,803	(1,417)	1,127	(638)	(3,701)
Change in fair value of net trust assets, including trust REO gains	(3,112)	2,141	1,349	702	4,596
Legal settlements and professional fees, for legacy matters (1)	—	1,000	—	1,000	—
Legacy corporate-owned life insurance (2)	162	160	251	2	427
Core earnings (loss) before tax	$810	$(6,907)	$4,446	$(6,522)	$(61,975)

Diluted weighted average common shares	22,275	21,344	21,256	21,327	21,249
Diluted core earnings (loss) per common share before tax	$0.04	$(0.32)	$0.21	$(0.31)	$(2.92)

	For the Three Months Ended			For the Nine Months Ended
Core Earnings (Loss)	September 30,	June 30,	September 30,	September 30,	September 30,
(in thousands, except per share data)	2021	2021	2020	2021	2020
Diluted earnings (loss) per common share	$0.08	$(0.42)	$0.08	$(0.37)	$(4.05)
Adjustments:
Cumulative non-declared dividends on preferred stock	0.02	—	—	0.02	—
Change in fair value of mortgage servicing rights	(0.01)	—	0.01	(0.01)	1.06
Change in fair value of long-term debt	0.08	(0.07)	0.05	(0.03)	(0.17)
Change in fair value of net trust assets, including trust REO gains	(0.14)	0.11	0.06	0.03	0.22
Legal settlements and professional fees, for legacy matters	—	0.05	—	0.05	—
Legacy corporate-owned life insurance	0.01	0.01	0.01	—	0.02
Diluted core earnings (loss) per common share before tax	$0.04	$(0.32)	$0.21	$(0.31)	$(2.92)

Conference Call

The Company will hold a conference call on November 12, 2021, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session. To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com. Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 2795176, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company's web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”” appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: impact on the U.S. economy and financial markets due to the outbreak and continued effect of the COVID-19 pandemic, and any adverse impact or disruption to the Company’s operations; successful development, marketing, sale and financing of new and existing financial products, including NonQM products; ability to successfully re-engage in lending activities, recruit and hire talent to rebuild our TPO NonQM origination team, and increase NonQM originations; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome of any claims we are subject to, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; the effects of any acquisitions or dispositions of assets we may make; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the Securities and Exchange Commission and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com

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